Peterson Sullivan PLLC

CERTIFIED PUBLIC ACCOUNTANTS                 Tel 206.382.7777 * Fax 206.382.7700
601 UNION STREET, SUITE 2300                                http://www.pscpa.com
SEATTLE, WASHINGTON 98101


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the incorporation in the Registration Statement on Form S-8 of Essential Innovations Technology Corp. of our report dated January 6, 2005, on our audit of the consolidated balance sheet of Essential Innovations Technology Corp. (a development stage company) and Subsidiaries as of October 31, 2004, and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for the years ended October 31, 2004 and 2003.

Our report, dated January 6, 2005, contains an explanatory paragraph that states that Essential Innovation Technology Corp. has not generated revenues or positive cash flow from operations since inception and has an accumulated deficit at October 31, 2004. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Peterson Sullivan PLLC

September 8, 2005
Seattle, Washington